EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Symmetry Medical Inc. on Form S-8 (file Number 333-123607) of our report dated May 19, 2006, on our audit of the statements of net assets available for benefits of Symmetry Medical Inc. 401(k) Plan as of December 31, 2005 and 2004, and the related statement of changes in net assets available for benefits for the year ended December 31, 2005, which report appears in the December 31, 2005, annual report on Form 11-K of Symmetry Medical Inc. 401(k) Plan.

/s/ BKD, LLP

BKD, LLP

Fort Wayne, Indiana

June 25, 2006